NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT SECURITIES LAWS OF SUCH JURISDICTION

10 August 2012

RECOMMENDED SHARE OFFER

by

TITAN INTERNATIONAL, INC.

to acquire the entire share capital of

 TITAN EUROPE PLC

(other than those shares already owned by Titan Luxembourg S.a.r.l., a wholly owned subsidiary of Titan International, Inc.)

The Board of Titan Europe announced on 17 July 2012 that it was in talks with Titan International, which may or may not lead to an offer being made for the whole of the issued and to be issued share capital of Titan Europe. On 26 July 2012 Titan International released an announcement confirming it was in discussions with the Independent Directors of Titan Europe which might lead to an offer being made for Titan Europe and setting out the terms of a proposed indicative offer.

Further to these announcements, the Board of Titan International (other than Michael Akers who because of his position as Chief Executive director of Titan Europe has taken no part in any of the deliberations leading to this announcement) and the Independent Directors of Titan Europe are pleased to announce that they have reached agreement on the terms of a recommended share offer for the entire issued and to be issued share capital of Titan Europe (other than those shares already owned by Titan Luxembourg S.a.r.l., a wholly owned subsidiary of Titan International).

Titan International Shareholders and Titan Europe Shareholders should note that due to the requirements of the City Code, no provision of information on either Titan International or Titan Europe, which may constitute a profit forecast under the provisions of the City Code will be made other than information which is set out in this announcement or will be set out in the Offer Document and accompanied by a report prepared in accordance with Rule 28 of the City Code.

Highlights

•	Under the terms of the Offer, Titan Europe Shareholders will be entitled to receive:

for every 11 Titan Europe Shares:       1 New Titan International Share

•
The Offer values each Titan Europe Share at approximately 128.1 pence per share and Titan Europe’s fully diluted share capital at approximately £112.2 million (based on the closing exchange rate of £1: $1.5638) and the Closing Price of US$22.03 per Titan International Share on 9 August 2012, being the last Business Day before this announcement).

•	The Offer Consideration represents a premium of approximately:

o	13.3 per cent. to the Closing Price of 113 pence per Titan Europe Share on 16 July 2012 (being the last Business Day before the commencement of the Offer Period);

o	2.1 per cent. to the Closing Price of 125.5 pence per Titan Europe Share on 9 August 2012 (being the last Business Day before this announcement).

•
At the date of the first meeting to discuss the offer on 2 May 2012, the Titan International Share price was $28.83 and based on that day's closing exchange rate ($1.615: £1) and the Offer terms, the effective value placed on each Titan Europe Share was 162.2p per share.  This represents a premium of 18.7 per cent. to the closing Titan Europe share price on that day of 136.6p.

•
The Independent Directors of Titan Europe, who have been so advised by Arden, consider the terms of the Offer to be fair and reasonable. In providing financial advice to the Independent Directors of Titan Europe, Arden has taken into account the commercial assessments of the Independent Directors. Accordingly, the Independent Directors of Titan Europe unanimously recommend that Titan Europe Shareholders accept the Offer when it is made.

•
Titan International has received irrevocable undertakings from those members of the Board of Titan Europe who hold beneficial interests in Titan Europe Shares to accept the Offer (or, in the event that the Offer is effected by way of a Scheme, to vote in favour of the Scheme) in respect of their entire beneficial holdings which total 1,530,000 Titan Europe Shares, in aggregate, representing approximately 1.75 per cent. of Titan Europe’s issued share capital as at the date of this announcement. Further details of these irrevocable undertakings are set out in Appendix 3 to this announcement.

•
Further details of the Offer will be contained in the Offer Document and the Prospectus Equivalent Document that will be posted, published or made available to Titan Europe Shareholders and, for information purposes only, to participants in the Titan Europe Share Option Scheme, as soon as practicable.

•	Commenting on the Offer, Maurice Taylor, Chairman and Chief Executive of Titan International said:

“There is a compelling logic to combining these two great engineering businesses to create a truly global wheel, tire and track industrial group servicing customers across the agricultural, construction, earthmoving and mining industries. Together I believe these two companies can achieve greater growth than on a standalone basis.”

•	Commenting on the decision by the Independent Directors of Titan Europe to recommend the Offer, Philip Gartside, the senior Independent Director of Titan Europe said:

“Up until April 2004 Titan Europe was a part of the Titan International Group and the timing is now right for these two businesses to come back together. The cross-selling opportunities both in terms of products and markets are significant and the enlarged Titan International Group will be well placed for growth. The enlarged Titan International Group will have less reliance on the more cyclical construction market, less exposure to weaker European markets and a wider product range.  It will also have a stronger balance sheet which will make Titan Europe more resilient during periods of uncertainty. The share offer structure gives Titan Europe Shareholders the ability to participate in this enlarged Titan International Group going forward.”

This summary should be read in conjunction with the following full announcement and the Appendices.

The Offer will be subject to the Conditions and further terms set out in Appendix 1 to this announcement and to the full terms and conditions which will be set out in the Offer Document and, in respect of Titan Europe Shares in certificated form, in the Form of Acceptance. Appendix 2 contains bases and sources of certain information contained in this announcement. Details of irrevocable undertakings received by Titan International are set out in Appendix 3 to this announcement. Certain terms used in this summary and the full announcement are defined in Appendix 4 to this announcement.

Application will be made for the New Titan International Shares to be admitted to trading on the NYSE as soon as practicable following the Offer being declared or becoming unconditional in all respects. Titan International does not intend to apply for the New Titan International Shares to be admitted to the Official List in the UK nor admitted to trading on either AIM or the Main Market of the London Stock Exchange.

Titan Europe Shareholders who are able to will be issued with Crest depository interests in New Titan International Shares. Further details will be set out in the Offer Document.

US TITAN EUROPE SHAREHOLDERS: PLEASE REFER SPECIFICALLY TO PARAGRAPH 16 BELOW.

A copy of this announcement will be available, subject to certain restrictions in relation to persons resident in Restricted Jurisdictions, at Titan Europe’s website at www.titaneurope.com and at Titan International’s website at www.titan-intl.com. Neither the contents of Titan Europe’s website, the contents of Titan International’s website, nor the content of any other website accessible from hyperlinks on either Titan Europe’s or Titan International’s website, is incorporated into or forms part of this announcement.

Enquiries:

Titan International, Inc.                                                                           +1 (217) 221 4773
Maurice Taylor

Seymour Pierce Limited
    (Financial adviser to Titan International, Inc.)
    Mark Percy                                                                                                +44 (0)20 7107 8000

Titan Europe Plc
    Philip Gartside                                                                                          +44 (0)1204 673 758
    Gary Chesterton                                                                                      +44 (0)156 285 0561

   Arden Partners Plc
   (Financial adviser to the Independent Directors of Titan Europe Plc)
    Chris Hardie                                                                                             +44 (0)207 614 5917

    Tooley Street Communications Investor & Media
    (Public relations adviser to Titan Europe Plc)
    Fiona Tooley                                                                                          +44 (0) 121 309 0099

This announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise. The Offer, when made, will be made solely pursuant to the terms of the Offer Document (or, if applicable, the Scheme Document), the Prospectus Equivalent Document, in the case of Titan Europe Shares held in certificated form, the Form of Acceptance, which will contain the full terms of the Offer. Any decision in respect of, or other response to, the Offer should be made only on the basis of the information contained and the procedures described in the Offer Document and the accompanying Form of Acceptance.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom and the United States should inform themselves about, and observe any applicable requirements. This announcement has been prepared for the purpose of complying with the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

Copies of this announcement and any formal documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction. The Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

The New Titan International Shares to be offered in connection with the Offer will not be registered under the US Securities Act of 1933, as amended and it is intended that they will be issued to US Shareholders in reliance on the exemption from registration set forth in Rule 802 thereunder.

Seymour Pierce, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Titan International and for no-one else in connection with the matters set out in this announcement and will not be responsible to any person other than Titan International for providing the protections afforded to clients of Seymour Pierce, nor for providing advice in relation to the matters set out in this announcement.

Arden is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as financial adviser to the Independent Directors of Titan Europe and for no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than the Independent Directors of Titan Europe for providing the protections afforded to its clients nor for providing advice in relation to the matters set out in this announcement.

Cautionary Note Regarding Forward-Looking Statements

This document contains certain statements about Titan International and Titan Europe that are or may be “forward-looking statements” — that is, statements related to future, not past, events, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Titan International and Titan Europe (as the case may be) and are subject to uncertainty and changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

The forward-looking statements contained in this press release may include statements about the expected effects on Titan Europe and Titan International of the Offer, the expected timing and scope of the Offer, strategic options and all other statements in this document other than historical facts. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “anticipates”, “estimates”, “projects”, “seeks”, “sees”, “should,” “would,” “expect,” “positioned,” “strategy,” or words or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to the following anticipated trends in the relevant business, future expenditures for capital projects, the ability to continue to control costs and maintain quality, the ability to meet financial covenants and conditions of loan agreements, Titan International’s and Titan Europe’s business strategies, including their intention to introduce new products, expectations concerning the performance and success of Titan International’s and Titan Europe’s existing and new products and Titan International’s and Titan Europe’s intention to consider and pursue acquisition and divestiture opportunities.

These forward-looking statements are based on Titan International’s and Titan Europe’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond Titan International’s and Titan Europe’s control.

Actual results could differ materially from these forward-looking statements as a result of certain factors, including:

The effect of a recession on Titan International and Titan Europe and their customers and suppliers, changes in Titan International’s and Titan Europe’s end-user markets as a result of world economic or regulatory influences, changes in the marketplace, including new products and pricing changes by Titan International’s and Titan Europe’s competitors, ability to maintain satisfactory labour relations, unfavourable outcomes of legal proceedings, availability and price of raw materials, levels of operating efficiencies, unfavourable product liability and warranty claims, actions of domestic and foreign governments, political change in any of the countries or regions in which either Titan International or Titan Europe operates, results of investments, fluctuations in currency translations, natural disasters, climate change and related laws and regulations and risks associated with environmental laws and regulations. Any changes in such factors could lead to significantly different results. No assurance can be provided that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to transpire. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Titan International’s and Titan Europe’s ability to achieve the results as indicated in forward-looking statements.

Due to such uncertainties and risks, readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Neither Titan International or Titan Europe undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

Dealing and Opening Position Disclosure Requirements

Under Rule 8.3(a) of the City Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) of the City Code applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure. Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person, to whom Rule 8.3(b) of the City Code applies, must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the City Code.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the City Code). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

    NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT SECURITIES LAWS OF SUCH JURISDICTION

10 August 2012

RECOMMENDED SHARE OFFER

by

TITAN INTERNATIONAL, INC.

to acquire the entire share capital of

 TITAN EUROPE PLC

(other than those shares already owned by Titan Luxembourg S.a.r.l., a wholly owned subsidiary of Titan International, Inc.)

1.	INTRODUCTION

The Board of Titan Europe announced on 17 July 2012 that it was in talks with Titan International, which may or may not lead to an offer being made for the whole of the issued and to be issued share capital of Titan Europe.  On 26 July 2012 Titan International released an announcement confirming it was in discussions with the Independent Directors of Titan Europe which might lead to an offer being made for Titan Europe and setting out the terms of a proposed indicative offer.

Further to these announcements, the Board of Titan International (other than Michael Akers who, because of his position as Chief Executive director of Titan Europe has taken no part in any of the deliberations leading to this announcement) and the Independent Directors of Titan Europe are pleased to announce that they have reached agreement on the terms of a recommended share offer for the entire issued and to be issued share capital of Titan Europe (other than those shares already owned by Titan Luxembourg S.a.r.l., a wholly owned subsidiary of Titan International).

2.	THE OFFER

Under the terms of the Offer, which will be subject to the Conditions and further terms set out in this announcement and to further terms to be set out in the Offer Document and, in respect of Titan Europe Shares in certificated form, in the Form of Acceptance, Titan Europe Shareholders will receive from Titan International:

for every 11 Titan Europe Shares:     1 New Titan International Share

    in respect of which valid acceptances are received.

The Offer (which will be extended, subject to its terms and conditions, to all of the issued Titan Europe Shares and to all Titan Europe Shares unconditionally allotted on the date the Offer is made and to such further Titan Europe Shares which are unconditionally allotted while the Offer remains open for acceptance) values each Titan Europe Share at approximately 128.1 pence per share and Titan Europe’s fully diluted share capital at approximately £112.2 million (based on the closing exchange rate of £1:  $1.5638 and the Closing Price of US$22.03 per Titan International Share on 9 August 2012, being the last Business Day before this announcement). This assumes that all of the 4,842,500 options under the Titan Europe Share Option Scheme are exercised pursuant to the proposals that will be made and are referred to in paragraph 9.

The Offer Consideration represents a premium of approximately:

•	13.3 per cent. to the Closing Price of 113 pence per Titan Europe Share on 16 July 2012 (being the last Business Day before the commencement of the Offer Period); and

•	2.1 per cent. to the Closing Price of 125.5 pence per Titan Europe Share on 9 August 2012 (being the last Business Day before this announcement).

At the date of the first meeting to discuss the offer on 2 May 2012, the Titan International Share price was $28.83 and based on that day's closing exchange rate ($1.615: £1) and the Offer terms, the effective value placed on each Titan Europe Share was 162.2p per share.  This represented a premium of 18.7 per cent. to the closing Titan Europe share price on that day of 136.6p.

The table below sets out what the enlarged share capital of Titan International will be and the percentage of shares in the enlarged share capital of Titan International that Titan Europe Shareholders will have, depending on the level of acceptances received (and, where appropriate, such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise):

Level of acceptances	Number of New Titan International Shares+	Percentage of Titan International Shares held by Titan Europe Shareholders in the enlarged share capital of Titan International+
100%*	6,240,833	12.4%
75%#	3,328,124	6.6%
51%#	1,830,324	3.6%
+Assumes that no options under the Titan Europe Share Option Scheme are exercised, that said options are cancelled as detailed in paragraph 9 of this announcement and that there are no exercises of options under any Titan International option scheme or any conversion under any Titan International's convertible bonds or notes.
#Including such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise.
*This would arise if acceptances of 90 per cent or more were obtained.  Please see paragraph 14 of this announcement.

The New Titan International Shares, when allotted, will rank pari passu with existing Titan International Shares, including in respect of all dividends made, paid or declared from the time of their allotment. A depository interest structure will be implemented by Titan International before the Offer completes in order to allow Titan Europe Shareholders who wish to hold interests representing New Titan International Shares through CREST to do so. Further details, including details of how Titan Europe Shareholders who hold their shares in certificated form may participate in such a structure, will be set out in the Offer Document.

Fractions of New Titan International Shares will not be allotted or issued to Titan Europe Shareholders who accept the Offer (including such holders who are deemed to accept the Offer). Instead, to the extent that a Titan Europe Shareholder would have been entitled to a fractional interest in a New Titan International Share, he will receive a cash payment equivalent to the value of the fractional interest in a New Titan International Share which he would have otherwise received, save that amounts of less than £5.00 will not be paid.

The Titan Europe Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto.

3.	RECOMMENDATION

The Independent Directors of Titan Europe, who have been so advised by Arden, consider the terms of the Offer to be fair and reasonable. In providing financial advice to the Independent Directors of Titan Europe, Arden has taken into account the commercial assessments of the Independent Directors. Accordingly, the Independent Directors of Titan Europe unanimously recommend that Titan Europe Shareholders accept or procure the acceptance of the Offer when it is made or, in the event that the Offer is effected by way of a Scheme, to vote in favour of the Scheme.

Titan International has received irrevocable undertakings from those members of the Board of Titan Europe who hold beneficial interests in Titan Europe Shares in respect of their entire beneficial holdings which total 1,530,000 Titan Europe Shares, in aggregate, representing approximately 1.75 per cent. of Titan Europe’s issued share capital.

Details of the Titan Europe Director’s irrevocable undertakings are set out in Appendix 3.

For the purposes of considering and recommending the Offer, the Board of Titan Europe formed a committee of the Independent Directors. Michael Akers, Maurice Taylor and Erwin Henry Billig are not considered independent directors for the purposes of the City Code because they are each members of the Board of Titan International. Accordingly, Michael Akers, Maurice Taylor and Erwin Henry Billig have not participated in any of the deliberations to evaluate and recommend the Offer.

4.	INFORMATION RELATING TO TITAN INTERNATIONAL AND TITAN LUXEMBOURG

Titan International, which is based in Quincy, Illinois, traces its roots to the Electric Wheel Company which was founded in 1890. As a leading manufacturer in the off-highway industry, Titan International produces a broad range of specialty products to meet the specifications of original equipment manufacturers (“OEMs”) and aftermarket customers in the agricultural, earthmoving/construction and consumer markets. Titan International holds the unique position in North America of manufacturing both wheels and tires for its target markets. Titan International’s earthmoving/construction market includes wheels and tires supplied to the mining industry, while the consumer market includes products for all-terrain vehicles and recreational/utility trailers.

Titan International's engineering and manufacturing resources are focused on disigning quality products that address the needs of its end-users.

Titan International became a publicly traded company in May 1993 and now trades on the NYSE under the symbol TWI. Titan International’s market capitalisation, as at close of business on 9 August 2012 (based on the Closing Price of US$22.03 per Titan International Share on 9 August 2012, being the last Business Day before this announcement) was US$971.4 million.

Recently Titan International has increased its business significantly. For the year ended 31 December 2011 Titan International reported net sales of US$1,487.0 million (2010: US$881.6 million) with income before income taxes of US$95.9 million (2010: loss US$9.2 million). This growth has been achieved both organically through higher sales across its Agricultural, Earthmoving/Construction and Consumer divisions as well as through acquisitions including the acquisition of The Goodyear Tire & Rubber Company’s Latin American tire business based in Sao Paulo, Brazil.

Titan International’s Agricultural division generated sales for the year ended 31 December 2011 of US$960.7 million (2010: US$675.2 million) representing approximately 64 per cent. of Titan International’s net sales. Its Earthmoving/Construction sales in 2011 were US$306.8 million (2010: US$191.0 million) representing approximately 21 per cent. of Titan International’s net sales. The Consumer market sales in 2011 were US$219.5 million (2010: US$15.4 million) which represented approximately 15 per cent. of Titan International’s net sales. Basic earnings per share for the year ended 31 December 2011 were US$1.40 (2010: loss US$0.17) and diluted earnings per share of US$1.18 (2010: loss US$0.17). In 2011 the dividend declared per common share of Titan International was US$0.02 (2010: US$0.02).

As at 31 December 2011 Titan International had total assets of US$1,010.3 million (2010: US$780.9 million).

The figures above in relation to Titan International have been extracted from accounts prepared using US generally accepted accounting principles which may not be consistent with the accounting standards used by Titan Europe.

Titan Luxembourg is a wholly owned subsidiary of Titan International and holds 18,993,821 Titan Europe Shares. Other than holding the said Titan Europe Shares it conducts no other business.

5.	INFORMATION RELATING TO TITAN EUROPE

Titan Europe is an international engineering group designing, developing, manufacturing and distributing products and services for the global construction, agricultural and mining machinery markets. Titan Europe has achieved strong market positions as a result of its technical innovation and provision of integrated solutions to global OEMs and their associated aftermarkets.

Titan Europe currently has two distinct product ranges organised into two divisions, being Wheels and Undercarriages.

The Company is headquartered in Kidderminster, Worcestershire. It was originally incorporated on 31 January 1995 and changed its name to Titan Wheel Europe Limited on 8 August 1995. On 17 March 2004 it was re-registered as a public company under the name Titan Europe plc and quoted on AIM in April 2004. Prior to that, Titan Europe was part of the Titan International Group.

In its most recent financial year ended 31 December 2011, Titan Europe achieved revenue of £492.5 million (2010: £355.2 million), profit before tax of £21.6 million (2010: £3.4 million), basic earnings per share of 20.56 pence (2010: 3.16 pence) and diluted earnings per share of 19.89 pence (2010: 3.14 pence).

      As at 31 December 2011 Titan Europe had total assets of £483.0 million (2010: £462.8 million). The figures above in relation to Titan Europe have been extracted from accounts prepared using International Financial Reporting Standards as adopted by the European Union and which may not be consistent with the accounting standards used by
              Titan International.

6.	BACKGROUND TO AND REASONS FOR THE OFFER

Titan International believes that there is compelling logic in the acquisition of Titan Europe as it will establish a truly global wheel, tyre and track industrial group servicing customers across the agricultural, construction, earthmoving and mining industries. Titan Europe is well known to Titan International, having been spun-off by Titan International onto AIM in April 2004. Titan retained a substantial holding in Titan Europe’s share capital and, as at the date of this announcement, Titan Luxembourg holds 18,993,821 Titan Europe Shares, representing approximately 21.67 per cent. of Titan Europe’s issued share capital. The Titan International Board now believes that Titan Europe would once more benefit from being part of a larger group with a strong balance sheet which could achieve greater revenue growth and increased profitability than on a standalone basis. That does not mean, however, that the earnings from Titan Europe Shares will be greater than those for the preceding financial period.

Titan International considers Titan Europe to have a strong presence in its chosen markets with a complementary product offering, customer base and strong manufacturing capabilities that fit well with Titan International’s stated aim of increasing its global presence to service its customers better. In particular, the Titan International Board believes the acquisition of Titan Europe presents opportunities for Titan International’s tyre business in South America and Europe, and will cement the existing co-operation between Titan International Mining Services, established in 2011 to offer complete tyre, wheel and track services near large mines worldwide, and Titan Europe’s own Mining Service Centres expertise.

The Titan International Board is also mindful that a number of the markets and industries in Europe in which Titan Europe operates are experiencing economic uncertainty which is likely to continue and which has the potential to impact these markets and industries.   Furthermore, the Titan International Board believes that further consolidation will occur in the industries in which Titan International and Titan Europe both operate which will bring both challenges, as well as opportunities, and therefore believes that Titan Europe, as part of the enlarged Titan International Group, will be better placed to respond to these market changes.

Titan International expects that the acquisition of Titan Europe will be accretive to earnings per share and provide opportunities to drive further revenue growth and margin improvement. That does not mean, however, that the earnings from Titan Europe Shares will be greater than those for the preceding financial period.

Furthermore, by providing Titan Europe Shareholders with the ability to retain an ongoing interest in the business of Titan Europe through a shareholding in the enlarged Titan International Group, Titan International believes Titan Europe Shareholders can both participate in the future success of the enlarged Titan International Group, as well as benefit from the enhanced liquidity offered by Titan International’s publicly traded stock on the NYSE.

7.	BACKGROUND TO AND REASONS FOR THE INDEPENDENT DIRECTORS’ RECOMMENDATION

The Independent Directors recognise that the Offer premium at the date of this announcement is not signficant.  The share price of Titan International has been volatile during the period between the date of Titan International's initial approach and today, having peaked at over US $28 a share.  Nevertheless, the Independent Directors believe that the commercial benefits arising from the Offer are highly attractive and that the all-share structure of the Offer gives Titan Europe Shareholders the opportunity to benefit from being part of a larger, more diversified and financially stronger organisation at a time when global markets may be about to become more difficult.

In considering whether or not to recommend the Offer, the Independent Directors have given careful consideration to the fundamental and future value of the business, the effects of the Offer on Titan Europe’s interests, Titan International’s plans for the business, the likely repercussions of the Offer being accepted on employment of Titan Europe’s existing employees and location of Titan Europe’s business and to the reasonable expectations of Titan Europe Shareholders.

Titan Europe was admitted to AIM in April 2004 after being spun off from Titan International. Michael Akers, the Chief Executive of Titan Europe is a board member of Titan International, Erwin Henry Billig the Vice Chairman of Titan International is a Non-Executive Director of Titan Europe and Maurice Taylor, the Chief Executive and Chairman of Titan International, is the Non-Executive Chairman of Titan Europe. From the two businesses’ prior integration and the ongoing board level relationship the two companies are sufficiently well known to each other that the combination process in the acquisition is unlikely to be disruptive to the business and management.

Since the separation from Titan International in 2004, both Titan Europe and Titan International have expanded substantially. Titan Europe, by its acquisition of Italtractor ITM S.p.A, added a second product line to its original wheel business and, in parallel to this, Titan International has expanded its presence in the tyre business with particular emphasis on “Large Tyres” for agriculture and mining.

Both the Titan International Group and the Titan Europe Group have also expanded their geographical presence, the Titan Europe Group having developed in Australasia, Asia and South America with the Titan International Group also adding the Goodyear Brazilian business to its portfolio.

The period since the separation of the two businesses has also seen both groups develop a stronger product range for mining applications and both have targeted “Mining Services” as a market for ongoing expansion.

The possibilities for a ‘three-product’ and worldwide group servicing mining, agriculture and construction with Tyres, Wheels and Undercarriage are, in the opinion of the Independent Directors, compelling.

The Independent Directors believe that the enlarged Titan International Group will be well placed for growth, having less reliance on the more cyclical construction market and greater geographic diversification. The Independent Directors believe that the enlarged Titan International Group will also have a stronger balance sheet which will make it resilient during periods of uncertainty and able to readily grasp opportunities as they unfold.

The increased speed of development of this new “global” business will, in the opinion of the Independent Directors, lead to a more rapid increase in shareholder value than could be achieved by the two stand-alone businesses.

Titan Europe Shareholders will be able to retain an interest in Titan Europe’s business through holding shares in the enlarged Titan International Group. Titan International’s issued share capital has, on average, traded four times per annum over the last four years. This compares with, on average, only 0.8 times per annum for Titan Europe. Assuming that Titan International’s shares will continue to benefit from this greater liquidity, this will allow Titan Europe Shareholders to gain access to a more liquid market and to be able to trade in more meaningful quantities. Over the past five years Titan International has provided a higher shareholder return than Titan Europe.

The Titan Europe Share price has rebounded from the lows seen in late 2008 and 2009. However, in excess of 50 per cent. of Titan Europe’s business remains within the European Union with its attendant uncertainties. Whilst the Titan Europe Board is confident in the strength of Titan Europe’s existing banking relationships Titan Europe’s debt is held with Italian banks and, as uncertainty in European markets shows no sign of abating, the geographic diversification afforded by the Offer represents a dilution of this risk and exposure.

Whilst the Independent Directors have every confidence in Titan Europe as a stand alone business, the Independent Directors believe that the combination of Titan Europe and Titan International provides an exciting opportunity for Titan Europe and encourage Titan Europe Shareholders to accept the Offer which they intend to do in respect of their own shareholdings.

8.	MANAGEMENT, EMPLOYEES AND TITAN INTERNATIONAL’S INTENTIONS REGARDING THE TITAN EUROPE GROUP

Titan International has given assurances to the Independent Directors of Titan Europe that, upon and following completion of the Offer, the Titan Europe Group employers will continue to comply with the contractual and other entitlements in relation to pension and employment rights of existing employees. There are currently no plans to make any alterations to the Titan Europe Board. To date Titan International has not formed any plans regarding incentivisation arrangements for Titan Europe Directors and management and as such there have been no discussions between Titan International and Titan Europe regarding the same.

9.	TITAN EUROPE SHARE OPTION SCHEME

The Offer will extend to all of the issued Titan Europe Shares and to all Titan Europe Shares unconditionally allotted on the date the Offer is made and to such further Titan Europe Shares which are unconditionally allotted while the Offer remains open for acceptance.

To the extent that such options are not exercised and in the event that the Offer becomes or is declared wholly unconditional, Titan Europe and Titan International will write to participants in the Titan Europe Share Option Scheme to inform them of the Offer and their rights under the Titan Europe Share Option Scheme. Appropriate proposals will be set out in the Offer Document and in the separate letters to the participants in the Titan Europe Share Option Scheme.  The proposals will entail the options under the Titan Europe Share Option Scheme being cancelled for a sum of money (being the see-through price of an option calculated at the last practicable date prior to the publication of the proposals to the participants in the Titan Europe Share Option Scheme, unless otherwise agreed with the Panel) from which the exercise price will be deducted.

10.	EXPECTED TIMETABLE

It is expected that the Offer Document containing further details of the Offer (including an expected timetable) and the Prospectus Equivalent Document in respect of the New Titan International Shares to be issued in connection with the Offer will be dispatched to Titan Europe Shareholders as soon as practicable (and, in any event, not later than 28 days after the date of this announcement or such later date as may be agreed with the Panel).

11.	DISCLOSURE OF INTERESTS IN TITAN EUROPE SHARES

As at the date of this announcement, Titan Luxembourg owns 18,993,821 Titan Europe Shares, representing approximately 21.67 per cent. of the issued share capital of Titan Europe. Titan International confirms that it made an Opening Position Disclosure on 30 July 2012 which set out the details required to be disclosed by it under Rule 8.1 (a) of the City Code.

12.	IRREVOCABLE UNDERTAKINGS

Those members of the Board of Titan Europe who hold beneficial interests in Titan Europe Shares have irrevocably undertaken to accept the Offer in respect of their own beneficial holdings which total 1,530,000 Titan Europe Shares representing, in aggregate, approximately 1.75 per cent. of Titan Europe’s issued share capital at the date of this announcement. These irrevocable undertakings will continue to be binding even if a competing Offer is made for Titan Europe which exceeds the value of the Offer and even if such higher Offer is recommended for acceptance by the Independent Directors of Titan Europe.

Details of the Titan Europe Director’s irrevocable undertakings are set out in Appendix 3.

13.	OFFER-RELATED ARRANGEMENTS

Pursuant to the Non Disclosure Agreement each of Titan International and Titan Europe agreed (i) to keep the other party’s confidential information confidential and not, without the prior written consent, use or exploit the other party’s confidential information for any purpose except for the purpose of evaluating and facilitating the transaction which is the subject of this announcement; and (ii) not to disclose or make available the other party’s confidential information to any third party other than to certain permitted recipients or as required by law or regulation including without limitation the City Code. The Non Disclosure Agreement included, in addition, certain other customary provisions including an obligation on Titan International not to solicit the employees of Titan Europe.

14.	CANCELLATION OF TRADING ON AIM, COMPULSORY ACQUISITION AND RE-REGISTRATION

If the Offer is or is declared unconditional in all respects and acceptances of more than 90 per cent. of the nominal value of the Titan Europe Shares to which the Offer relates and more than 90 per cent. of the voting rights attaching to Titan Europe Shares to which the Offer relates (that is, the Titan Europe Shares which are not owned by Titan International or any member of the Titan International Group prior to the date the Offer is made) are received, Titan International intends to exercise its rights, to the extent applicable, to apply the provisions of clauses 974 to 991 (inclusive) of the Companies Act 2006 to acquire compulsorily the remaining Titan Europe Shares in respect of which the Offer has not been accepted.

Following the Offer becoming or being declared wholly unconditional and acceptances of not less than 75 per cent. and, subject to the AIM Rules, Titan International intends to procure that an application is made to the London Stock Exchange for the cancellation of trading in the Titan Europe Shares on AIM. It is anticipated that such cancellation would take effect no earlier than 20 Business Days after the Offer becomes or is declared wholly unconditional and subject to any applicable requirements of the AIM Rules. Titan International will notify Titan Europe Shareholders of the anticipated date of cancellation.

Such cancellation could also occur at a later date conditional upon the consent of not less than 75 per cent. of votes cast by shareholders at a general meeting.

Cancellation of trading on AIM will significantly reduce the liquidity and marketability of any Titan Europe Shares that have not been acquired by Titan International under the Offer and their value may be affected as a consequence. Any remaining Titan Europe Shareholders would become minority shareholders in a majority controlled company and they may be unable to sell their Titan Europe Shares. There can be no certainty that any dividends or other distributions would be made by Titan Europe or that Titan Europe Shareholders would again be offered an opportunity to sell their Titan Europe Shares on terms which are equivalent to or on no worse terms than those comprised in the Offer.

15.	OVERSEAS TITAN EUROPE SHAREHOLDERS

The distribution of this announcement to, and the availability of the Offer to, persons who are not resident in the United Kingdom, or the United States may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of and observe any applicable legal or regulatory requirements of their jurisdiction. Further details in relation to overseas Titan Europe Shareholders will be contained in the Offer Document.

The New Titan International Shares to be offered in connection with the Offer will not be registered under the US Securities Act of 1933, as amended and it is intended that they will be issued to US Shareholders in reliance on the exemption from registration set forth in Rule 802 thereunder. US Titan Europe Shareholders should refer to paragraph 16 below.

16.	NOTICE TO US SHAREHOLDERS OF TITAN EUROPE SHARES

This exchange offer or business combination is made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this announcement, the Prospectus Equivalent Document and the Offer Document, if any, have been/will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This announcement is not subject to the requirements of Section 14(a) of the US Securities Exchange Act of 1934, as amended. The New Titan International Shares to be offered in connection with the Offer will not be registered under the US Securities Act of 1933 and it is intended that they will be issued to US Shareholders in reliance on the exemption from registration set forth in Rule 802 thereunder. Such New Titan International Shares will be freely tradable in the US under applicable US federal securities laws except for (i) any New Titan International Shares acquired by affiliates of Titan Europe and (ii) New Titan International Shares that are issued with respect to Titan Europe Shares that are deemed “restricted securities” under Rule 144 of the US Securities Act of 1933, which in each case may be resold in the US only in accordance with Rule 144 under the US Securities Act of 1933 or another applicable exemption from registration, or outside the US in accordance with Regulation S under that Act.

17.	RULE 2.10 DISCLOSURES

In accordance with Rule 2.10 of the City Code, as at the close of business on 9 August 2012 (being the last Business Day prior to the date of this announcement):

•	Titan International had 44,092,997 Titan International Shares in issue and admitted to trading on the New York Stock Exchange under the ISIN US 88830M1027.

•	Titan Europe had 87,642,988 Titan Europe Shares in issue and admitted to trading on AIM under the ISIN GB 0034380518.

18.	GENERAL

The Offer will be subject to the Conditions and further terms set out in this announcement and to the full terms and conditions which will be set out in the Offer Document. Appendix 2 contains bases and sources of certain information contained in this announcement. Details of irrevocable undertakings received by Titan International are set out in Appendix 3. Certain terms used in this announcement are defined in Appendix 4. A copy of this announcement, the irrevocable undertakings referred to in paragraph 12 and the offer-related arrangements referred to in paragraph 13 will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions at Titan Europe’s website at www.titaneurope.com and at Titan International’s website at www.titan-intl.com. Neither the contents of Titan Europe’s website, the contents of Titan International's website, nor the content of any other website accessible from hyperlinks on either Titan Europe's or Titan International's website, is incorporated into or forms part of this announcement.

 Enquiries:

Titan International, Inc.

Maurice Taylor                                                                                             +1 (217) 221 4773

Seymour Pierce Limited                                                                         +44 (0)20 7107 8000
    (Financial adviser to Titan International, Inc)

Mark Percy

Titan Europe Plc
    Philip Gartside                                                                                          +44 (0)1204 673 758
           Gary Chesterton                                                                                       +44 (0)156 285 1739

Arden Partners Plc
    (Financial adviser to the Independent Directors of Titan Europe Plc)
    Chris Hardie                                                                                              +44 (0)20 7614 5917

Tooley Street Communications Investor & Media
    (Public relations adviser to Titan Europe Plc)
    Fiona Tooley                                                                                          +44 (0) 121 309 0099

The Directors of Titan International accept responsibility for the information contained in this announcement relating to Titan International, themselves and their immediate families, their related trusts and persons connected with them and the Offer, and to the best of their knowledge and belief, having taken all reasonable care to ensure that such is the case, such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Titan Europe accept responsibility for the information contained in this announcement relating to Titan Europe, themselves and their immediate families, their related trusts and persons connected with them and the Offer, and to the best of their knowledge and belief, having taken all reasonable care to ensure that such is the case, such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Independent Directors of Titan Europe accept responsibility for any opinion of the Independent Directors of Titan Europe relating to the recommendation of the Offer and in relation to the recommendation itself set out in this announcement, and to the best of their knowledge and belief, having taken all reasonable care to ensure that such is the case, such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

This announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise. The Offer, when made, will be made solely pursuant to the terms of the Offer Document (or, if applicable, the Scheme Document) and, in the case of Titan Europe shares held in certificated form, the Form of Acceptance which will contain the full terms and conditions of the Offer. Any decision in respect of, or other response to, the Offer should be made only on the basis of the information contained in the Offer Document.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom or the United States should inform themselves about, and observe any applicable requirements. This announcement has been prepared for the purpose of complying with the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

Copies of this announcement and any formal documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction. The Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

The New Titan International Shares to be offered in connection with the Offer will not be registered under the US Securities Act of 1933, as amended and it is intended that they will be issued to US Shareholders in reliance on the exemption from registration set forth in Rule 802 thereunder.

Seymour Pierce which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Titan International and for no-one else in connection with the matters set out in this announcement and will not be responsible to any person other than Titan International for providing the protections afforded to clients of Seymour Pierce, nor for providing advice in relation to the matters set out in this announcement.

Arden is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as financial adviser to the Independent Directors of Titan Europe and for no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than the Independent Directors of Titan Europe for providing the protections afforded to its clients nor for providing advice in relation to the matters set out in this announcement.

Cautionary Note Regarding Forward-Looking Statements

This document contains certain statements about Titan International and Titan Europe that are or may be “forward-looking statements” — that is, statements related to future, not past, events, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Titan International and Titan Europe (as the case may be) and are subject to uncertainty and changes in circumstances, and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

The forward-looking statements contained in this press release may include statements about the expected effects on Titan Europe and Titan International of the Offer, the expected timing and scope of the Offer, strategic options and all other statements in this document other than historical facts. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “anticipates”, “estimates”, “projects”, “seeks”, “sees”, “should,” “would,” “expect,” “positioned,” “strategy,” or words or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to the following: anticipated trends in the relevant business, future expenditures for capital projects, the ability to continue to control costs and maintain quality, the ability to meet financial covenants and conditions of loan agreements, Titan International’s and Titan Europe’s business strategies, including their intention to introduce new products, expectations concerning the performance and success of Titan International’s and Titan Europe’s existing and new products and Titan International’s and Titan Europe’s intention to consider and pursue acquisition and divestiture opportunities.

These forward-looking statements are based on Titan International’s and Titan Europe’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond Titan International’s and Titan Europe’s control.

Actual results could differ materially from these forward-looking statements as a result of certain factors, including:

The effect of a recession on Titan International and Titan Europe and their customers and suppliers, changes in Titan International’s and Titan Europe’s end-user markets as a result of world economic or regulatory influences, changes in the marketplace, including new products and pricing changes by Titan International’s and Titan Europe’s competitors, ability to maintain satisfactory labour relations, unfavourable outcomes of legal proceeding, availability and price of raw materials, levels of operating efficiencies, unfavourable product liability and warranty claims, actions of domestic and foreign governments, political change in any of the countries or regions in which either Titan International or Titan Europe operates, results of investments, fluctuations in currency translations, natural disasters, climate change and related laws and regulations and risks associated with environmental laws and regulations. Any changes in such factors could lead to significantly different results. No assurance can be provided that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to transpire. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Titan International’s and Titan Europe’s ability to achieve the results as indicated in forward-looking statements.

Due to such uncertainties and risks, readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Neither Titan International or Titan Europe undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

Dealing and Opening Position Disclosure Requirements

Under Rule 8.3(a) of the City Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its Offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer period and, if later, following the announcement in which any paper offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) of the City Code applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure. Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) of the City Code applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the City Code.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the City Code). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

APPENDIX 1

CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER

Part A: Conditions of the Offer

The Offer will be subject to the following conditions:

(a)
valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. (London time) on the First Closing Date of the Offer (or such later time(s) and/or date(s) as Titan International may, with the consent of the Panel or in accordance with the City Code, decide) in respect of such number of Titan Europe Shares which together with such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise represents not less than 51 per cent. (or such lower percentage as Titan International may decide) in nominal value of the Titan Europe Shares and not less than 51 per cent. (or such lower percentage as Titan International may decide) of the voting rights carried by the Titan Europe Shares, provided that this condition shall not be satisfied unless Titan International and/or any of its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Titan Europe Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Titan Europe. For the purposes of this condition Titan Europe shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry on being entered into the register of members of Titan Europe;

(b)
all necessary filings having been made under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations promulgated thereunder, and the waiting period thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Offer or any aspect of the Offer the acquisition or proposed acquisition of any shares or other securities in, or control of, Titan Europe or any other member of the Wider Titan Europe Group by any member of the Wider Titan International Group;

(c)
all necessary notifications, filings and applications having been made, all regulatory and statutory obligations in any relevant jurisdiction having been complied with, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulations of any relevant jurisdiction having expired, lapsed or been terminated in each case in respect of the Offer or any aspect of the Offer the acquisition or proposed acquisition of any shares or other securities in, or control of, Titan Europe or any other member of the Wider Titan Europe Group by any member of the Wider Titan International Group or the carrying on by any member of the Wider Titan Europe Group of its business;

(d)
except as Publicly Announced or disclosed in Disclosed Information, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Titan Europe Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in each case as a consequence of the Offer, the acquisition or proposed acquisition of any shares or other securities in Titan Europe or because of a change in the control or management of Titan Europe, would or might reasonably be expected to result in (to an extent or in a manner which would have a material and adverse effect on the Wider Titan Europe Group as a whole):

(i)
any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests or business of any member of the Wider Titan Europe Group thereunder, or interests or business of any such member in or with any other person, firm, company or body (or any arrangements to which any such member is a party relating to any such interests or business), being or becoming capable of being terminated or modified or adversely affected or any obligation or liability arising or any action being taken or arising thereunder;

(ii)
any assets owned or used by any member of the Wider Titan Europe Group, or any interest in such asset, being or falling to be disposed of or charged or ceasing to be available to any member of the Wider Titan Europe Group or any right arising under which any such asset or interest could be required to be disposed of or charged or cease to be available to any member of the Wider Titan Europe Group;

(iii)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interest of any member of the Wider Titan Europe Group or any such mortgage, charge or other security (whenever created, arising or having arisen) becoming enforceable or being capable of being enforced;

(iv)
the rights, liabilities, obligations or interests of any member of the Wider Titan Europe Group in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or adversely affected;

(v)	the value of any member of the Wider Titan Europe Group or its financial or trading position or prospects being prejudiced or adversely affected;

(vi)	any member of the Wider Titan Europe Group ceasing to be able to carry on business under any name under which it presently does so;

(vii)	the creation of any liability, actual or contingent, by any member of the Wider Titan Europe Group;

(viii)	any liability of any member of the Wider Titan Europe Group to make any severance, termination, bonus or other payment to any of its directors or senior executives; or

(ix)
any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any member of the Wider Titan Europe Group, being or becoming capable of being declared repayable immediately or earlier than the repayment date stated in such agreement, instrument or other arrangement or the ability of such member of the Wider Titan Europe Group to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Titan Europe Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this condition;

(e)
no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, central bank, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps, and there not continuing to be outstanding any statute, regulation or order of any Third Party, in each case which would or might reasonably be expected to (to an extent or in a manner which would have a material and adverse effect on the Wider Titan Europe Group, taken as a whole):

(i)
require, prevent or delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Titan International Group or any member of the Wider Titan Europe Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof;

(ii)	require, prevent or delay the divestiture by any member of the Wider Titan International Group of any shares or other securities in Titan Europe;

(iii)
impose any limitation on, or result in a delay in, the ability of any member of the Wider Titan International Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Titan Europe Group or the Wider Titan International Group or to exercise management control over any such member;

(iv)
otherwise materially adversely affect any or all of the business, assets, liabilities, financial or trading position, profits, operational performance or prospects of any member of the Wider Titan International Group or of any member of the Wider Titan Europe Group;

(v)
make the Offer or its implementation or the acquisition or proposed acquisition by Titan International or any member of the Wider Titan International Group of any shares or other securities in, or control or management of Titan Europe void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional material adverse conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)
require any member of the Wider Titan International Group or the Wider Titan Europe Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Titan Europe Group or the Wider Titan International Group owned by any Third Party;

(vii)	impose any limitation on the ability of any member of the Wider Titan Europe Group to co-ordinate its business, or any part of it, with the businesses of any other members; or

(viii)	result in any member of the Wider Titan Europe Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Titan Europe Shares having expired, lapsed or been terminated;

(f)
all notifications, notices, filings or applications in connection with the Offer or any aspect of the Offer, that are necessary having been made and all authorisations, orders, grants, consents, clearances, licences, confirmations, permissions and approvals which are necessary (“Authorisations”), in any jurisdiction, for and in respect of the Offer or any aspect of the Offer or the acquisition or proposed acquisition by any member of the Wider Titan International Group of any shares or other securities in, or control of, Titan Europe by any member of the Wider Titan International Group having been obtained in terms and in a form reasonably satisfactory to Titan International from all appropriate Third Parties and persons or bodies with whom any member of the Wider Titan Europe Group has entered into contractual arrangements, and all such Authorisations together with all authorisations, orders, grants, consents, clearances, licences, confirmations, permissions and approvals ("Business Authorisations") necessary or appropriate for any member the Wider Titan International Group to carry on its business remaining in full force and effect (where the absence of such Authorisations or Business Authorisations would have a material and adverse effect on the Wider Titan Europe Group, taken as a whole) and all filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(g)
since 31 December 2011 and except as Publicly Announced or disclosed in Disclosed Information, no member of the Wider Titan Europe Group having (to an extent or in a manner which would have a material and adverse effect on the Wider Titan Europe Group, taken as a whole):

(i)
save as between Titan Europe and wholly-owned subsidiaries of Titan Europe or for Titan Europe Shares issued pursuant to the award of Titan Europe Shares under the Titan Europe Share Option Scheme, issued, agreed to issue, authorised or proposed the issue of additional shares of any class;

(ii)
save as between Titan Europe and wholly-owned subsidiaries of Titan Europe or for the award of Titan Europe Shares under the Titan Europe Share Option Scheme, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)
other than to another member of the Titan Europe Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)
save for intra-Titan Europe Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)	save for intra-Titan Europe Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(vi)
issued, authorised or proposed the issue of any debentures or, save for intra- Titan Europe Group transactions and save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

(vii)
purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraphs (i) or (ii) above, made any other change to any part of its share capital;

(viii)
implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or in respect of the Offer;

(ix)
entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the businesses of any member of the Wider Titan Europe Group or the Wider Titan International Group or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business and which is material in the context of the Wider Titan Europe Group taken as a whole;

(x)
(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it or order made (in each case not discharged within 21 days or not being contested in good faith) for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xi)
been unable to pay its debts as they fall due or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xii)
entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Wider Titan Europe Group or the Wider Titan International Group other than to a nature and extent which is normal in the context of the business concerned;

(xiii)	waived or compromised any material claim otherwise than in the ordinary course of business;

(xiv)
entered into any material contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;

(xv)	in respect of the Titan Europe Group, made any alteration to its memorandum or articles of association;

(xvi)
proposed, agreed to provide or modified the terms of any employee share scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Titan Europe Group or entered into or changed the terms of any contract with any director or senior executive, and, for the purposes of paragraphs (iii), (iv), (v), (vi) and (xv) of this condition, the term “Titan Europe Group” shall mean Titan Europe and its wholly-owned subsidiaries;

(h)
except as disclosed in the accounts for the period then ended, Publicly Announced or disclosed in Disclosed Information, or where not material in the context of the Wider Titan Europe Group taken as a whole, since 31 December 2011:

(i)
no material adverse change or deterioration having occurred (or circumstances having arisen which would or might be expected to result in any adverse change or deterioration) in the business, assets, liabilities, financial or trading position or profits, operational performance, prospects of any member of the Wider Titan Europe Group;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Titan Europe Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Titan Europe Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the Wider Titan Europe Group;

(iii)	no contingent or other material liability in respect of any member of the Wider Titan Europe Group having arisen (or increased) or become apparent to Titan International; and

(iv)
no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Titan Europe Group which is necessary for the proper carrying on of its business, in each case, to an extent which would have a material and adverse effect on the Wider Titan Europe Group, taken as a whole;

(i)	except as Publicly Announced or disclosed in Disclosed Information, Titan International not having discovered:

(i)
that any financial, business or other information concerning the Wider Titan Europe Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Titan Europe Group, is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)
that any member of the Wider Titan Europe Group, partnership, company or other entity in which any member of the Wider Titan Europe Group has a significant economic interest and which is not a subsidiary undertaking of Titan Europe is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of Titan Europe for the year ended 31 December 2011; or

(iii)	any information which affects the import of any information disclosed in writing at any time by or on behalf of any member of the Wider Titan Europe Group,

in each case, to an extent which would have a material and adverse effect on the Wider Titan Europe Group, taken as a whole; and

(j)	except as Publicly Announced or disclosed in Disclosed Information, Titan International not having discovered that:

(i)
any past or present member of the Wider Titan Europe Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Wider Titan Europe Group;

(ii)
there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider Titan Europe Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Titan Europe Group, under any environmental legislation, regulation, notice, circular or order of any Third Party in any jurisdiction;

(iii)
any past or present member of the Wider Titan Europe Group has not complied with the Organisation for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws implementing the same, the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977; or

(iv)	there is, or is likely to be expected to be, or there has been, any:

(a)	claim brought against any member of the Wider Titan Europe Group by a person or class of persons in respect of; or

(b)	circumstances that exist whereby a person or class of persons would be likely to have a claim in respect of; or

(c)	liability (actual or contingent) of any member of the Wider Titan Europe Group as a result of or relating to,

any material, chemical, product or process of manufacture or materials now or previously held, used, sold, manufactured, carried out or under development or research by any past or present member of the Wider Titan Europe Group, in each case, which is material in the context of the Wider Titan Europe Group, taken as a whole.

For the purposes of these conditions the “Wider Titan Europe Group” means Titan Europe and its subsidiary undertakings, associated undertakings and any other undertaking in which Titan Europe and/or such undertakings (aggregating their interests) have a significant interest and the “Wider Titan International Group” means Titan International and its subsidiary undertakings, associated undertakings and any other undertaking in which Titan International and/or such undertakings (aggregating their interests) have a significant interest and for these purposes “subsidiary undertaking” and “undertaking” have the meanings given by the Companies Act 2006, “associated undertaking” has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose, and “significant interest” means a direct or indirect interest in 30 per cent. or more of the equity share capital (as defined in the Companies Act 2006).

Part B: Certain further terms of the Offer

Titan International reserves the right to waive (if capable of waiver), in whole or in part, all or any of Conditions (c) to (j) above.

Conditions (b) to (j) (inclusive), must be fulfilled, or be determined by Titan International to be or remain satisfied or (if capable of waiver) be waived no later than 11.59p.m. on the 21 day after the later of the First Closing Date and the date on which Condition (a) is satisfied (or in each case such later date as Titan International may, with the consent of the Panel, decides), failing which the Offer will lapse. Titan International shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or treat as fulfilled any of the Conditions (b) to (j) (inclusive) at any time prior to the date specified above, notwithstanding that the other Conditions (or any of them) may at an earlier date have been waived (if capable of waiver), satisfied or fulfilled and that there are, at such earlier date, no circumstances indicating that any such Condition may not be capable of satisfaction or fulfilment prior to the later of 1.00 p.m. on the First Closing Date or the date on which the Offer becomes as to declared unconditional to acceptances.

The Offer will lapse if, prior to the later of 1.00 p.m. on the First Closing Date and the date on which the Offer becomes or is declared unconditional as to acceptances the Offer, or any matter arising from the Offer, is (i) referred or a serious doubts investigation under Article 6(1)(C) of Council Regulation (EC) 139/2004; or (ii) if the Offer, or any matter arising from the Offer, is referred to the Competition Commission in the United Kingdom, or (iii) any other regulatory authority has the authority to consider the Offer.

If the Panel requires Titan International to make an offer for any Titan Europe Shares under the provisions of Rule 9 of the City Code, Titan International may make such alterations to the Conditions, including Condition (a) as are necessary to comply with the provisions of that Rule.

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

The Offer will be governed by English law and be subject to the jurisdiction of the English courts, to the conditions set out above and in the formal Offer Document and related Form of Acceptance. The Offer will comply with the applicable rules and regulations of AIM and the London Stock Exchange and the City Code.

The Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) or foreign commerce of, or of any facilities of a national securities exchange of, any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means instrumentality or facility of from within any Restricted Jurisdiction.

The Offer will be on the terms and will be subject to the Conditions set out in this Appendix 1, those terms which will be set out in the Offer Document and (in the case of Titan Europe Shares held in certified form) the Form of Acceptance and such further terms as may be required to comply with the City Code and other applicable law. Each Condition shall be regarded as a separate Condition and shall not be limited by reference to any other Condition. This announcement does not constitute an offer or invitation to purchase Titan Europe Shares or any other securities.

The Conditions are inserted for the benefit of Titan International and no Titan Europe Shareholder shall be entitled to waive any of the conditions without the prior consent of Titan International.

Titan International reserves the right to effect the Offer by way of a Scheme for the entire issued and to be issued share capital of Titan Europe not already held by Titan Luxembourg as an alternative to the Offer. In such an event, the Scheme will be implemented on the same terms (subject to appropriate amendments), so far as applicable to the Offer but that Condition (a) will not apply but with a condition that the Scheme will be conditional upon its approval by a majority in number representing not less than 75 per cent. of the voting rights of the holders of Titan Europe Shares (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and all resolutions necessary to have implemented the Scheme being duly passed by the requisite majority or majorities at a general meeting of the Titan Europe Shareholders or at any adjournment of that meeting and the sanction of the Scheme and approvals by the Court and any necessary filings with the Registrar of Companies for England and Wales.

Titan Europe Shares which will be acquired under the Offer will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement.

APPENDIX 2

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this announcement:

1.	Unless otherwise stated:

•
financial information relating to the Titan International Group has been extracted or derived (without any adjustment) from the audited consolidated financial accounts for Titan International for the year ended 31 December 2011 in Titan International’s annual report on Form 10-K filed with the SEC on 23 February 2012; and

•
financial information relating to the Titan Europe Group has been extracted or derived (without any adjustment) from the audited annual report and accounts for Titan Europe for the year ended 31 December 2011 published on 1 May 2012.

2.	The value of the Offer is calculated:

•	by reference of the price of US$22.03 per Titan International Share, being the closing price on 9 August 2012, the last Business Day prior to this announcement based on data from the NYSE; and

•	on the basis of the fully diluted number of Titan Europe Shares in issue referred to in paragraph 3 below.

3.	The fully diluted share capital of Titan Europe (being 92,485,488) Titan Europe Shares is calculated on the basis of:

•	the number of issued Titan Europe Shares as at the close of business on 9 August 2012 (being the last Business Day prior to the date of this announcement) is 87,642,988; and

•
the maximum number of Titan Europe Shares which could be issued on or after the date of this announcement on the vesting of awards under the Titan Europe Share Option Scheme, amounting in aggregate to 4,842,500 Titan Europe Shares.

4.	Unless otherwise stated, all prices and closing prices for Titan Europe Shares are closing middle market quotations derived from the London Stock Exchange Daily Official List.

5.	The premiums implied by the Offer Consideration have been calculated with reference to prices of:

113 pence per Titan Europe Share on 16 July 2012 (being the last Business Day before the commencement of the Offer Period); and

125.5 pence per Titan Europe Share on 9 August 2012 (being the last Business Day before this announcement); and

136.6 pence per Titan Europe Share on 2 May 2012 (based on the prevailing share prices and exchange rate at the date of the original approach by Titan International).

6.
The £: US$ exchange rate used in this announcement is the Bloomberg rate as at 4.00p.m. New York time on 9 August 2012 (the last Business Day prior to the date of this announcement), being £1: $1.5638.

APPENDIX 3

DETAILS OF IRREVOCABLE UNDERTAKINGS*

Name of Titan Europe Director	Number of Titan Europe Shares	Approximate percentage of Titan Europe issued share capital
John Michael Anthony Akers	653,000	0.75
Maria Cecilia La Manna	288,000	0.33
Gary Chesterton	65,000	0.07
Vincent Melvyn Roosevelt Wicks	500,000	0.57
Philip Andrew Gartside	24,000	0.03

These irrevocable undertakings will remain binding in the event that a third party makes a competitive offer and will only cease to be binding if the Offer Document is not posted to Titan Europe Shareholders within twenty eight (28) days after the date of this announcement or such later date as may be agreed with the Panel or the Offer lapses or does not become wholly unconditional.

* The undertakings and the numbers referred to in this table refer only to those Titan Europe Shares to which the relevant director is beneficially entitled to and any share such director is otherwise able to control the exercise of in terms of the rights attaching to such share, including the ability to procure the transfer of such share. These undertakings and the numbers referred to in this table exclude any award that may be outstanding under the Titan Europe Share Option Scheme.

APPENDIX 4

DEFINITIONS

“AIM”	AIM, a market operated by the London Stock Exchange
“AIM Rules”	the AIM Rules for Companies issued by London Stock Exchange as amended from time to time
“Arden”	Arden Partners plc of 125 Old Broad Street, London EC2N 1AR
“Board”	the board of directors of the relevant company
“Business Day”	a day, (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London and New York
“City Code”	the City Code on Takeovers and Mergers
“Closing Price”
the closing middle market quotation of a share derived from (in respect of Titan Europe Shares) the Daily Official List of the London Stock Exchange or (in respect of Titan International Shares) the NYSE

“Conditions”	the conditions of the Offer set out in Appendix 1 to this announcement
“Court meeting”	in the event that the Offer is effected by way of a Scheme the meeting by the Titan Europe Shareholders for the purpose of approving the Scheme
“Disclosed Information”
any information which has been (i) fairly disclosed by or on behalf of Titan Europe or its or any of its advisers to Titan International or its advisors in connection with or in contemplation of the Offer prior to the date of this announcement, whether by electronic means, physical form or orally; (ii) disclosed in Titan Europe’s report and accounts for the year ended 31 December 2011; or (iii) disclosed in this announcement

“First Closing Date”	the first closing date of the Offer which will be set out in the Offer Document
“Form of Acceptance”
the form of acceptance and authority relating to the Offer which will, in the case of Titan Europe Shareholders who hold Titan Europe Shares in a certificated form (other than Titan Europe Shareholders in a Restricted Jurisdiction) accompany the Offer Document

“FSA”	the UK Financial Services Authority
“Independent Directors”	Philip Gartside, Gary Chesterton, Vincent Wicks and Maria Cecilia La Manna being those directors of Titan Europe who are considered independent for the purposes of the City Code

“London Stock Exchange”	London Stock Exchange plc
“New Titan International Shares”	the new Titan International Shares to be issued credited as fully paid up to Titan Europe Shareholders (other than certain Overseas Shareholders) pursuant to the Offer
“Non Disclosure Agreement”	the non disclosure agreement dated 13 June 2012 between Titan International and Titan Europe brief details of which are set out in paragraph 13 of this announcement
“NYSE”	the New York Stock Exchange
“Offer”
the recommended share offer to be made by or on behalf of Titan International to acquire the entire issued and to be issued ordinary share capital of Titan Europe (other than those shares already owned by Titan Luxembourg) and, where the context admits, any subsequent revision, variation, extension or renewal of such offer

“Offer Consideration”	the consideration payable in connection with the Offer
“Offer Document”	the document to be sent to Titan Europe Shareholders and certain others which will contain, inter alia, the terms and conditions of the Offer and any subsequent document containing the Offer
“Offer Period”
the period beginning on and including 17 July 2012 and ending on the latest of (i) 1.00p.m. (London time) on the First Closing Date; or (ii) the time and date on which the Offer becomes unconditional as to acceptances; or (iii) the time and date on which the Offer lapses or is withdrawn

“Opening Position Disclosure”	an announcement containing details of interests or short positions in, or rights to subscribe for any relevant securities of a party to the offer if the person concerned has such a position
“Overseas Shareholders”	Titan Europe Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom or the United States
“Panel”	the Panel on Takeovers and Mergers in the UK
“Prospectus Equivalent Document”
the document equivalent to a prospectus to be produced by Titan International and sent (or otherwise made available) to the Titan Europe Shareholders (other than those in the Restricted Jurisdictions) at the same time as the Offer Document in respect of the New Titan International Shares

“Publicly Announced”	announced publicly and delivered by or on behalf of Titan Europe through a Regulatory Information Service prior to the date of this announcement
“Regulatory Information Service”	a service approved by the London Stock Exchange for the distribution to the public of AIM announcements and included within the list maintained on the London Stock Exchange’s website

“Restricted Jurisdiction”
any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent or made available to Titan Europe Shareholders in that jurisdiction

“Scheme”	a scheme of arrangement pursuant to the provisions of Sections 895-901 of the Companies Act 2006
“Scheme Document”	in the event that the Offer is effected by way of a Scheme, the document to be sent to Titan Europe Shareholders setting out the terms and conditions of the Scheme
“Seymour Pierce”	Seymour Pierce Limited of 20 Old Bailey, London EC4M 7EN
“Subsidiary”	has the meaning given in section 1159 of the Companies Act 2006
“Titan Europe”	Titan Europe plc, incorporated in the United Kingdom with registered number 3018340
“Titan Europe Group”	Titan Europe and its subsidiary and associated undertakings
“Titan Europe Shareholders”	the holders of Titan Europe Shares from time to time
“Titan Europe Share Option Scheme”	the Titan Europe Unapproved Share Option Scheme 2004
“Titan Europe Shares”
the existing unconditionally allotted or issued and fully paid ordinary shares of 40 pence each in the capital of Titan Europe and any further such shares which are unconditionally allotted or issued and fully paid before the date on which the Offer closes (or such earlier date(s) as Titan International may, subject to the City Code, determine), including any such shares so unconditionally allotted or issued pursuant to the exercise of options granted under the Share Option Scheme

“Titan Europe Shares to which the Offer Relates”	shall be construed in accordance with Part 28 of the Companies Act 2006, as amended
“Titan International”	Titan International Inc., a company having its head office at 2701, Spruce Street, Quincy, Illinois 62301 U.S.A. with registered number 53035388
“Titan International Group”	Titan International and its subsidiary and associated undertakings
“Titan International Shares”	common shares of no par each in the capital of Titan International
“Titan Luxembourg”	Titan Luxembourg S.a.r.l., a wholly owned subsidiary of Titan International
“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“UK Listing Authority”	the FSA as the competent authority for listing in the United Kingdom
“US” or “United States”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia
“US Shareholders”	holders of Titan Europe Shares who are resident in the US

All times shown in this announcement are London times, unless otherwise stated.